UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

December 14, 2018

Commission file number: 000-28837

NEW JERSEY MINING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Idaho	82-0490295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 N. 3rd Street, Coeur d’Alene, ID	83814
(Address of principal executive offices)	(zip code)

Registrant's telephone number, including area code: (208) 625-9001

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 14, 2018, New Jersey Mining Company (the “Company”) closed subscriptions of CDN $150,000 to its non-brokered private placement (the “Private Placement”) with a small group of Canadian investors.  Proceeds from the private placement will be used for exploration and general working capital.

The Private Placement consisted of units (the “Units”) issued at CDN $0.20 per Unit with each Unit consisting of one common share (a “Common Share”) and one-half common share purchase warrant (a “Warrant”). Each whole Warrant is exercisable into a Common Share (a “Warrant Share”) at an exercise price of CDN $0.25 per Warrant Share for a period of 5 years.

A total of 750,000 restricted Common Shares and 375,000 Warrants were issued pursuant to the Private Placement. All securities issued pursuant to the Private Placement are subject to a hold period of 4 months and 1 day.

Also on December 14, 2018, the Company issued 53,286 restricted Common Shares valued at CDN $0.20 per share payment to its Canadian legal counsel for services rendered.  The Common Shares are subject to a hold period of 4 months and 1 day.

The above-described sale and issuance of the units, common shares and warrants (and the issuance of shares of common stock upon exercise thereof) were not registered under the Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any state, are subject to resale restrictions and may not be offered or sold in the United States absent registration under the Securities Act. The foregoing sale of securities has been determined to be exempt from registration in reliance on the safe harbor provided by Regulation S.

Item 9.01. Financial Statements and Exhibits

99.1

Press Release, dated December 17, 2018, entitled “New Jersey Mining Company Provides Mid-Quarter Update

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW JERSEY MINING COMPANY

By:   /s/ John Swallow

John Swallow

Its:  President & CEO

Date: December 17, 2018